UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

CVR Partners, LP

(Name of Issuer)

Common Units representing Limited Partner Interests

(Title of Class of Securities)

126633106

(CUSIP Number)

Marisa Beeney

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 1, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106

1	Names of reporting persons GSO Cactus Credit Opportunities Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,609,706
	8	Shared voting power 0
	9	Sole dispositive power 1,609,706
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,609,706
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.4%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Steamboat Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 625,348
	8	Shared voting power 0
	9	Sole dispositive power 625,348
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 625,348
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Steamboat Credit Opportunities Intermediate Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 625,348
	8	Shared voting power 0
	9	Sole dispositive power 625,348
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 625,348
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Coastline Credit Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 40,742
	8	Shared voting power 0
	9	Sole dispositive power 40,742
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 40,742
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) Less than 0.1%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO ADGM II Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,115,513
	8	Shared voting power 0
	9	Sole dispositive power 2,115,513
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,115,513
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.9%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Aiguille des Grands Montets Fund II LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,115,513
	8	Shared voting power 0
	9	Sole dispositive power 2,115,513
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,115,513
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,133,335
	8	Shared voting power 0
	9	Sole dispositive power 1,133,335
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,133,335
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.0%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,625,237
	8	Shared voting power 0
	9	Sole dispositive power 2,625,237
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,625,237
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 318,812
	8	Shared voting power 0
	9	Sole dispositive power 318,812
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 318,812
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO SSOMF Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 233,570
	8	Shared voting power 0
	9	Sole dispositive power 233,570
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 233,570
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Overseas Master Fund Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 233,570
	8	Shared voting power 0
	9	Sole dispositive power 233,570
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 233,570
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,133,335
	8	Shared voting power 0
	9	Sole dispositive power 1,133,335
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,133,335
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.0%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,625,237
	8	Shared voting power 0
	9	Sole dispositive power 2,625,237
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,625,237
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.3%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,758,572
	8	Shared voting power 0
	9	Sole dispositive power 3,758,572
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,758,572
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.3%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,758,572
	8	Shared voting power 0
	9	Sole dispositive power 3,758,572
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,758,572
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,943,691
	8	Shared voting power 0
	9	Sole dispositive power 4,943,691
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,943,691
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.4%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,943,691
	8	Shared voting power 0
	9	Sole dispositive power 4,943,691
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,943,691
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.4%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,943,691
	8	Shared voting power 0
	9	Sole dispositive power 4,943,691
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,943,691
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.4%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,702,263
	8	Shared voting power 0
	9	Sole dispositive power 8,702,263
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,702,263
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 7.7%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,702,263
	8	Shared voting power 0
	9	Sole dispositive power 8,702,263
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,702,263
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 7.7%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,702,263
	8	Shared voting power 0
	9	Sole dispositive power 8,702,263
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,702,263
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 7.7%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 8,702,263
	9	Sole dispositive power 0
	10	Shared dispositive power 8,702,263
11	Aggregate amount beneficially owned by each reporting person 8,702,263
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 7.7%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 8,702,263
	9	Sole dispositive power 0
	10	Shared dispositive power 8,702,263
11	Aggregate amount beneficially owned by each reporting person 8,702,263
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 7.7%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,702,263
	8	Shared voting power 0
	9	Sole dispositive power 8,702,263
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,702,263
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 7.7%
14	Type of reporting person (see instructions) IN

This Amendment No. 6 (“Amendment No. 6”) to Schedule 13D relates to the common units (the “Common Units”) representing limited partner interests in CVR Partners, LP, a Delaware limited partnership (the “Issuer”), and amends the initial statement on Schedule 13D filed on April 11, 2016, as amended by Amendment No. 1 to the Schedule 13D filed on July 8, 2016, as amended by Amendment No. 2 to the Schedule 13D filed on January 24, 2017, as amended by Amendment No. 3 to the Schedule 13D filed on February 3, 2017, as amended by Amendment No. 4 to the Schedule 13D filed on February 13, 2017, as amended by Amendment No. 5 to the Schedule 13D filed on February 24, 2017 (as amended, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 6 shall have the same meanings ascribed to them in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended by amending and restating the first three paragraphs thereof as follows:

(a) – (b) Based on information provided by the Issuer, the following disclosure assumes that there are 113,282,973 Common Units outstanding, as reported by the Issuer in its Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 21, 2017.

Based on this number of outstanding Common Units, as of March 2, 2017, the aggregate number and percentage of the Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

As of March 2, 2017, GSO Cactus Credit Opportunities Fund LP directly held 1,609,706 Common Units, Steamboat Nitro Blocker LLC directly held 625,348 Common Units, GSO Coastline Credit Partners LP directly held 40,742 Common Units, GSO ADGM II Nitro Blocker LLC directly held 2,115,513 Common Units, GSO Palmetto Opportunistic Investment Partners LP directly held 1,133,335 Common Units, GSO Credit-A Partners LP directly held 2,625,237 Common Units, GSO Special Situations Fund LP directly held 318,812 Common Units and GSO SSOMF Nitro Blocker LLC directly held 233,570 Common Units.

Item 5(c) of the Schedue 13D is hereby amended and restated as follows:

(c) Except as set forth on Schedule 1 attached hereto, as of March 2, 2017, none of the Reporting Persons effected any transaction in Common Stock since the filing of Amendment No. 5 to the Schedule 13D filed on February 24, 2017.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 3, 2017

GSO Cactus Credit Opportunities Fund LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

Steamboat Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

Steamboat Credit Opportunities Intermediate Fund LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Coastline Credit Partners LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADGM II Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

[Schedule 13D/A – CVR Partners, LP]

GSO Aiguille des Grands Montets Fund II LP

By:	GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Investment Partners LP

By:	GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit A-Partners LP

By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Fund LP

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13D/A – CVR Partners, LP]

GSO SSOMF Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

GSO Special Situations Overseas Master Fund Ltd.

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Partners LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Advisor Holdings L.L.C.

By:	Blackstone Holdings I L.P., its sole member
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13D/A – CVR Partners, LP]

Blackstone Holdings II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
By:	Stephen A. Schwarzman

[Schedule 13D/A – CVR Partners, LP]

SCHEDULE 1

60-Day Trading History

The below reflects the transactions effected by the Reporting Persons since the filing of Amendment No. 5 to the Schedule 13D filed on February 24, 2017.

Date	Common Units Sold	Sales Price per Common Unit	Seller
03/01/2017	806,265	$5.20	GSO Special Situations Fund LP
03/01/2017	590,697	$5.20	GSO SSOMF Nitro Blocker LLC
03/01/2017	103,038	$5.20	GSO Coastline Credit Partners LP